Exhibit 99.2

INCENTRA SOLUTIONS, INC.
THIRD QUARTER 2006 & NINE MONTH RESULTS CONFERENCE CALL
NOVEMBER 15, 2006



OPERATOR: Good morning, my name is Denise and I will be your conference operator today. At this time, I'd like to welcome everyone to the Incentra Solutions Third Quarter 2006 and Nine-Month Results conference call. All lines have been placed on mute to prevent any background noise and after the speakers' remarks there will be a question and answer session. If you would like to ask a question, simply press the star key, followed by the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

               It is now my pleasure to turn the floor over to your host Mr. Rene Caron of Allen & Caron. Sir, the floor is yours.

RENE CARON: Thank you very much. Good morning everyone. And I, too, would like to thank you for joining us for Incentra Solutions' third quarter and nine-month results conference call. Before we start today's call there are a few items that I would like to cover with you. First, the news release announcing the company's financial results for the third quarter and nine months ended September 30th, 2006, was disseminated over the news wire yesterday after the close of the market and is currently available for download from either the Incentra Solutions website at WWW.INCENTRASOLUTIONS.COM or the Allen & Caron website at WWW.ALLENCARON.COM. Additionally, a replay of the conference call will be available under "Conference Calls and Webcasts" on the company's Investor section of the Incentra Solutions website. Finally, I've also been asked to make the following statement.


               Certain  information   discussed  on  this  conference  call  may
constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Listeners are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the company's inability to accurately forecast its operating results, the company's potential inability to achieve profitability or generate positive cash flow, the availability of financing and other risks associated with the company's business.

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               For further information on factors which could impact the company and the statements contained herein, reference should be made to the company's filings with the Securities and Exchange Commission including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

               On the call today from Incentra Solutions, we have Tom Sweeney, Chairman and CEO; Shawn O'Grady, President and COO, and Paul McKnight, Chief Financial Officer. Management will provide a review of results after which there will be a question and answer period. For those participating on the call over the internet and who wish to submit a question to be considered for the question and answer period, you can do so by clicking on the "Ask a Question" button provided on the left side of your screen. Please submit your questions as early in the call as possible. If questions sent in via e-mail or over the Internet have not been previously answered in response to an earlier question during this morning's call, they will be asked of management as time permits.

               I'd now like to turn the call over to Tom Sweeney. Good morning, Tom.

TOM SWEENEY: Thanks Rene. Welcome and thank you for joining us. As usual, we've had a lot going on during this latest quarter. First, the company sold its broadcast division, Front Porch Digital, to Genuity Partners for $38 million in cash on August 2nd. We received $33 million in closing and will receive 5% of software sold for the three years 2006, 2007 and 2008. As you would expect, the company used the proceeds from the sale to clean up its balance sheet. Paul will discuss this in greater detail in the finance section of the call.

               Second, in September we purchased Tactix, headquartered in Portland, a well-established solutions provider focused on storage, networking and security. We used a portion of the proceeds from the broadcast sale to purchase Tactix in an all-cash transaction. Shawn will discuss this in more detail in his operations update.

               Third and most importantly, we continue to see dramatic results from our acquisitions with increases in service of sale to the acquired customer bases. Our integration process was fully developed at this point and we are seeing integration synergies occurring much sooner after an acquisition than we have in the past.

               Finally, we were able to successfully resolve our dispute with the prior owner, Star Solutions, thereby adjusting the price downward for the business we acquired and gaining a complete release of claims



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against the company.  In addition,  we recovered  approximately 8% of the shares outstanding, or slightly more than 1.1 million, which have been retired.

               I'd like Paul McKnight to provide an update on financial operations of the business and the impact of the sale of the broadcast division on our balance sheet. Paul.

PAUL MCKNIGHT: Thank you, Tom. Good morning. I will now highlight the financial performance for the three- and nine-months ending September of 2006.

               Revenues for the quarter grew 56% to $16.1 million. That's up from $10.3 million for the prior period. The majority of the increase can be attributed to our acquisitions. Gross margin dollars for the three months was $3.3 million, up 55% from the prior year of $2.1 million. The increase is due to the higher revenue volume from both products and services. Gross margins, as a percent of revenue, was 20% in 2006, down slightly from 21% for the prior year period. The slight decrease in margin percentage is due to a higher mix of product revenue during the 2006 period. Operating expenses were $7.7 million compared to $3.9 million for the prior year. The increase is due to the inclusion of the acquisition, increased legal and audit expenses, increased investment in sales and marketing head count, and the adoption of FSAS 123-R in 2006.

               Our loss from continuing operations was $6.8 million for the quarter. Based on the sale and performance of the broadcast division, we recorded net income from discontinued operations of $15.6 million in the period. Incentra recorded net income for the quarter of $8.8 million.

               Revenues for the nine months grew 57% to $42.5 million, up from $27 million for the prior period. The increase can be attributed to our acquisitions and organic growth in our services being delivered. Gross margin dollars for the nine months was $8.5 million, up 47% from the prior year of $5.8 million. This was driven by a higher revenue volume from both products and services. Gross margin as a percent of revenue was 20% in 2006, down slightly from 21% in the previous year. The slight decrease in margin again is due to a higher mix of product revenue in 2006.

               Operating expenses were $18.2 million compared to $10.7 million for the prior year. Again, the increase is due to the inclusion of acquisitions, increased legal and audit expenses, an increase in sales and marketing, head count and the adoption of FSAS 123R. Our loss in continuing operations was $15 million for the period, but the broadcast division net income from discontinued operations was $16 million for the period. Accordingly, Incentra recorded net income for the period of $1 million.


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               Now with the proceeds  from the sale of the  broadcast  division, the company was able to pay off substantially all its outstanding debts. The only debt that remains is the following: a $1.1 million unsecured note with an interest rate of 0.5% open to the prior owner of NST. We have $2.8 million in convertible debt, which has the potential of converting to common stock at a $1.40 price. We didn't feel it was in the company's best interest to pay these early. In addition, the company maintains a $10 million revolving line of credit to support our working capital needs. We ended the period with $1.4 million in cash, which excludes the $2.5 million that's in escrow, which is due to be received within nine months, and this clearly leaves the company in a stronger financial position to continue to execute on business plans.

               Now, I'd like to turn the call back over to Tom.

TOM SWEENEY:   Thanks,  Paul. Shawn, I'd like for you to go ahead and provide an update on the results for the third quarter and a brief description on services that we provide to our customers.

SHAWN O'GRADY: Yes, certainly. Good morning, everybody. Before I do cover the operation, let me quickly review what our service portfolio looks like and how we make money in this business. First, we provide professional consulting
services.   These  focus  on  technology   (inaudible)  design  and  integration
functions. These services allow our clients to take advantage of our technical and operational knowledge to deal with the increasing complexity of their IT infrastructure, and this is knowledge that they typically aren't going to have in-house. Next, we provide FirstCall maintenance services, where we become the first line of contact for our customers when they're having a problem with their technology products. Third, we provide remote monitoring announcement services, which allow our customers to outsource the operation of their IT and storage infrastructure regardless of where that infrastructure resides. It can be in their data centre or in a public data center; literally anywhere in the world. In fact, today we're managing infrastructure in 43 data centers on three continents. Lastly, we sell technology products to major manufacturers like Hewlett Packard, Sun, Cisco, Network Appliance, but when we combine this product with our engineering, design and support services, we're able to create even more value for our customers.

               As you would expect, our margin improves as the service mix goes up. So, with most (inaudible) we've seen about our third quarter performance is that our recurring service revenue grew 21% over the previous quarter. This growth is all organic and is really a validation of the value proposition that we take to the market place. Industry experts continue to pay data storage growth rates in the 50% plus range, and a recent Gardener Group report on the market identifies that the number one concern of IT managers is how they're going to keep up with this growth.


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               Our managed  services,  which leverage our proprietary  GridWorks platform, give our customers a cost-effective solution to addressing this increasing complexity. Also in the third quarter, we began the integration of the Tactix business, which was acquired in September. This has gone extremely
well.  We've  successfully   combined  our  offices  in  Seattle  and  Portland,
implemented a new management structure, and began transacting with the Tactix customers under the Incentra brand. All of the back office systems will be completely integrated by the end of November.

               To date we've sold over $1 million in Incentra services to the Legacy customer base, which of course was the primary synergy objective of all of our acquisitions. In addition, we're seeing an increase in product volumes, as we're able to offer those clients access to products that they were not able to purchase through Tactix but we're also seeing an increase in product margins as they gain access to Incentra's improved purchasing position. We are more than pleased with how quickly we have realized return on the Tactix acquisition; in fact, we're now getting the expected synergies out of all of our acquisitions. We've seen a similar rapid return on the NST business, which was acquired in April. We've seen substantial growth in the professional service revenue from that organization and we added FirstCall and Managed Services to our client base much faster than we would have expected. As Tom said, we now feel that we have an integration process that can be readily repeated if the right opportunity arises to do so in the future.

               In addition, driving the synergies in our positions, we do continue to invest in the further organic growth of the business, funding expansion in Europe and California, as well our new offices in Dallas and Detroit. Today we have over 45 sales people and 65 engineers in the organization and believe we are invested in a level that will generate 15% organic growth as we move into 2007. We also believe that we will continue to see services revenue grow of at least two to three times its overall growth rate, and of course, we can expect that to increase the overall margin of the business will accomplish that.

               So, on that final note I'll turn the call back to you, Tom.

TOM SWEENEY: Thanks, Shawn. In closing, I'd like to summarize where the company stands. First, we have successfully sold the broadcast business, focusing the management team exclusively on the multi-billion dollar enterprise (inaudible) services market place. This mirrored focus will make it easier for the company to apply its resources to the largest opportunity we face. Today, Incentra is one of only a handful of company's capable of providing complete solutions to its customers; having (inaudible) able to provide professional services, hardware and software, financing solutions, and most importantly, remote monitoring and management of IT infrastructures. This complete solutions approach is the key that differentiates us from our competitors


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and it adds  significant  value to the  services  we provide  to our  customers, yielding higher gross margins for the company.

               Phase one of our business plan was to get the company to the $100 million run rate as quickly as possible. We've accomplished this both by acquiring businesses that are synergistic into heavy investment in organic growth. The $100 million run rate is important as it allows the company to operate at cash flow positive while maintaining its heavy investment in growing services revenues. We're now entering phase two of our plans to grow our services revenues at a significantly faster pace than the business overall. This will provide increased gross margins and increased cash flows as we go forward. Gross services revenue is the key to creating a company profile which will attract investor and create shareholder returns which are above market range.

               Our expectations for the fourth quarter are as follows: Revenues will increase substantially to between 24 and 26 million for the fourth quarter, reaching the upper end of our guidance. Gross profits will continue to increase as we extract affinities from our newly acquired businesses, NST and Tactix. Cash flow from operations will remain slightly negative for the fourth quarter. However, as we exit 2006, Incentra should be running at the $100 million mark and that means as we add revenue, we'll see positive cash flow from operations. We expect to see our services continue to grow at double-digit rates through the fourth quarter and into 2007. For the full year of 2007, we're expecting revenues to be in the range of $110 to $120 million with positive cash flow from operations for the year.

               Lastly, I'd like to give an update on our public relations and investor relations programs begun this quarter. From a public relations perspective, we've seen coverage of the company in industry and business publications across the country. We have also been named in the prestigious Deloitte & Touche Fast 500 list, being listed as the 55th fastest growing company in North America for the past five years. We were named "Top New Revenue Generator" by Barr Business, and we were named the second fastest growing company in Colorado by Deloitte & Touche. Our business strategies and services are being written about regularly and we are expecting to be the focus of a number of trade publications in the coming weeks and months.

               Our Investor Relations Program began approximately three weeks ago with meetings in London and continued with meetings in Chicago and Minneapolis. We have met with 18 funds to date and, if I were to summarize, I would say the meetings were positive. Our story is straightforward, our services advantage is real, and the market is large and underserved. More importantly, we have seen increased volume in our shares traded per day. We



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will  continue to be meeting  with  potential  investors  throughout  the fourth quarter and continue to tell the Incentra story.

               That's all of our comments, Rene. Thank you for joining the call, we'll now open it up for questions.

OPERATOR: Thank you. At this time, I would like to remind everyone, if you would like to ask a question, please press star, one now on your telephone keypad, and we'll pause for just a moment as we compile the Q&A roster. And once again, that is star, one if you'd like to ask a question. And one final reminder
- gentlemen, there appear to be no questions.

TOM SWEENEY:   Rene, I know you had a number of questions that were sent in from people prior to the call, do you have those?

RENE CARON:    Can you hear me, Tom?

TOM SWEENEY:   Yes, I can hear you now.

RENE CARON:    As we said, we do have a number of questions  that were submitted by e-mail, either before the call, and some during the call, so Tom I'd like to pose a couple of those questions for you now.

               The fist question has to do with the COLT contract that was signed earlier this year. The question is, they would like an update on the status of that particular contract and what is going on with the rollout of your services with COLT?

TOM SWEENEY: Okay. Shawn, I'm going to go ahead and have you answer the question, but I'll just point out the person who is asking it. We, of course, don't disclose the actual revenues we're building through our customers and Shawn can give you a pretty detailed view as to what's happening operationally.

SHAWN O'GRADY: That's going exactly the way we had hoped it would go. We're very pleased with how that's working out. We have installed our infrastructure in data centers in Frankfurt, Berlin, Paris, Milan and London as we speak today. We have two other data centers that are in progress of being installed. Without disclosing where exactly we'll be on revenue, I can tell you that as we exit this year, COLT will become at least our third, possibly our second largest managed service customer in terms of the monthly billings that we do. So, that's going extremely well and, as I said, it's all happening exactly the way that we had hoped.

RENE CARON:    Okay,  thank  you,  Shawn.  Another  question  has to do with the
company's   acquisition   strategy.  Do  you  expect  to  close  any  additional


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acquisitions in the next couple of quarters and, if so, where do you expect they may be? Would they be North America, or Europe, and will they be focused on being accretive acquisitions?

TOM SWEENEY: Okay, so the most direct answer is that the company does not have any charge sheets out or acquisitions that are under way at this time. We are certainly looking at a number of different companies as we do have an active process under way to try and find companies that we believe could be acquired at the right price and, of course, any acquisitions that we would do, we would generally look to expand our geographic footprint, which would mean we want to expand in the mid-west, the south, the northeast, and the southeast of the US. There could be benefits to considering an acquisition on a company that had a presence in the UK, Germany, and France because of our expanding operations there with COLT and our other customers.

               And in terms of expectations from a longer term perspective, I would suggest that the company will find some companies that would be attractive, and if we can actually get them to agree to terms that make sense, then we would want to do an acquisition. All of them would be accretive, just from the nature of how we do the transactions.

RENE CARON: Okay, thank you. Another question has to do with gross margin. What was the gross margin percentage on services revenue for the third quarter and nine months of this year and do you expect that that will increase going forward?

TOM SWEENEY:   So  Paul,  why  don't  you go ahead  and  tell us what the  gross margins were for services. Do you have that?

PAUL MCKNIGHT: Yes, I do. For the three months for the quarter the services margin was 30% and for the nine months it was 29%. So, the answer is 30% for the three month period and 29% for the nine month period and yes, we would expect our services margins to go up for a couple of reasons. One, the total volume of managed services that we're delivering is increasing very quickly right now, and that means we're overcoming the fixed costs we have to run our network operations center and the ensuing support organization that's a part of that. Two, we are seeing a fairly substantial growth in the amount of professional services we're delivering. That typically comes in the 36% range, so we would expect to see gross margins on services going up as we go forward on a quarterly basis.

RENE CARON:    Okay  and  we  have a  related  question.  Could  you  give  us a breakdown, from a revenue point of view, of what percentage comes from services versus the other products that you sell?


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TOM SWEENEY:   Yes.  Paul,  what was the split between  product and services for the third quarter?

PAUL MCKNIGHT: The split was 78% product and 22% services.

TOM SWEENEY:   Okay.

PAUL MCKNIGHT: So, we're seeing 22% of the revenue in the third quarter come from services and 78% come from products. For the fourth quarter of this year, our expectation would be that products would represent approximately 85% of total revenues, and that's really driven by the fact that we've just finished acquiring Tactix in September and they are very heavily focused products solutions (inaudible), but of course as we go forward, we'll see our services mix climb back up again as we extract the synergies out of the businesses and sell them to customers on a broader basis.

RENE CARON: Okay, and it looks like we have at least one more question that just came in. One is, in terms of your outlook for '07 that you gave a bit ago, how much of that do you think will be coming from organic growth versus how much will be coming from acquired growth, and do you need to do acquisitions to meet the numbers you talked about?

TOM SWEENEY: Yeah, so what we had said was that we would expect 2007 revenues to be in the $110 to $120 million range, with positive cash flow from operations for the year. That is an organic view of the business. That does not include any acquisitions, so no acquisitions are necessary for us to achieve those revenues for the cash flow. Any acquisitions that we would complete would be added to that.

RENE CARON: Okay, thank you. I think that covers all of the e-mail questions that we've received, Tom. I would like to ask the Operator if anyone has queued up for a telephone question, and if not then I will turn the call back to Tom.

OPERATOR:      No sir, no one has queued up for a telephone question.

RENE CARON:    Okay, fine.  Tom?

TOM SWEENEY: Okay. Well, thank you again for joining us on the call. We certainly appreciate your time. We feel very good about where the business is today both financially and from an operational standpoint, and we are looking forward to having a record fourth quarter and getting ourselves into a position where we can generate in excess of $110 to $120 million next year in revenue. So, appreciate your time. Thank you.



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OPERATOR:      Thank  you.  This  does  conclude  today's   Incentra   Solutions
conference call. You may now disconnect your lines and have a wonderful day.